EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-110090, 333-111092, 333-122043, and 133-136585) on Form S-3 and (Nos. 333-49810, 333-106151, 333-106152, 333-106153, 333-114377, and 333-136697) on Form S-8 of Tarrant Apparel Group of our report dated March 17, 2009 relating to our audit of the consolidated financial statements and the financial statement schedule which appear in the Annual Report on Form 10-K of Tarrant Apparel Group for the year ended December 31, 2008.

/s/ SINGERLEWAK LLP
SINGERLEWAK LLP

Los Angeles, California
March 17, 2009